UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 15, 2008 (May 14, 2008)

CHINA GENGSHENG MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51527	91-0541437
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 88 Gengsheng Road,
Dayugou Town, Gongyi, Henan,
People's Republic of China 451271
(Address of Principal Executive Offices)

(86) 539-7318818
Registrant's Telephone Number, Including Area Code:

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On May 14, 2008, the Company held a conference call to announce its financial results for the first quarter ended March 31, 2008. The Company hereby files this form 8K to furnish certain material non-public information regarding disclosed in the conference call as follows:

  The Company provided a projection of the expected range of gross margins for fiscal 2008 from 37% to 42%. The Company also provided the following projections of expected gross margins during fiscal 2008 for the following products:

    37%-40% for products in the fracture proppant products segment;

    37% for shaped refractory products (which are in the refractory segment together with monolithic products) and 37-40% for monolithic refractory products; and

    following the beginning of production later in the year, 50-60% for fine precision products (a new product line which will be part of a new product segment).

  The Company disclosed that the target production of fine precision abrasives products following completion of the production line, which is expected in late 2008, is approximately 3,000 to 4,000 tons, which is 8% of the expected full production capacity.

  The Company disclosed that it has identified and has begun discussions with a potential acquisition target, although no agreements have been entered into, nor have terms of any acquisition been negotiated. The potential target is a producer of aluminum used in the CompanyŒs products. The Company believes that such an acquisition will allow the Company to increase gross margin to the higher end of the 37%-42% range projected for fiscal 2008.

  The Company reaffirmed that it expects to achieve net income of at least $13.5 million during fiscal 2008, which would satisfy the CompanyŒs "make good" obligations set forth in the Make Good Escrow Agreement, dated effective as of April 25, 2007, entered into by and among Point Acquisition Corporation, a Nevada corporation, Brean Murray, Carret & Co., LLC, as agent, Mr. Shunqing Zhang, in his individual capacity, and Securities Transfer Corporation and the Escrow Agreement, dated April 25, 2007, entered into by and among Point Acquisition Corporation, a Nevada corporation, HFG International, Limited, a Hong Kong corporation, Mr. Shunqing Zhang, in his individual capacity, and Securities Transfer Corporation (which agreements were filed as Exhibit 10.3 and 10.4 to our Form 8-K filed with the SEC on Form 8-K on April 27, 2007). Meeting such "make good" amount of net income would result in return of shares of the Company to Mr. Shunqing Zhang pursuant to the terms of such agreements. The Company further disclosed that its net income could exceed such "make good" amount if the proposed acquisition of an aluminum supplier is consummated during 2008.

ITEM 7.01. REGULATION FD DISCLOSURE.

The Company is filing this current report on Form 8-K to disclose material non-public information regarding the Company's projected operations and financial condition for 2008 and potential acquisition plans, discussed with investors in the conference call held on May 14, 2008, in order to avoid the selective disclosure of any material nonpublic information.

The information contained in this Current Report on Form 8-K and the exhibits attached hereto shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information or such exhibits be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in or exhibits to this Form 8-K shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA GENGSHENG MINERALS, INC.

Date: May 15, 2008	/s/ Shunqing Zhang
Chief Executive Officer China GengSheng Minerals, Inc.